Filed pursuant to Rule 424(b)(3)
Registration No. 333-163901
FIRST TRINITY FINANCIAL CORPORATION
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 29, 2010)
This Supplement, dated August 6, 2010, to our prospectus dated June 29, 2010, updates information in the Prospectus Summary opposite “Minimum Offering,” and in the sections titled Use of Proceeds and Plan of Distribution. This Supplement should be read in conjunction with our prospectus. Capitalized terms used in this Supplement have the same meanings as used in the Prospectus.
Status of Our Current Public Offering
As of July 31, 2010, we had received gross proceeds of approximately $1,089,855 from the sale of 145,314 shares of our Common Stock in this offering. The proceeds were deposited in an escrow account pending the sale of 133,334 shares under the terms of the Subscription Escrow Agreement. These proceeds now will be available to us. Future proceeds from the sale of our Common Stock in this offering will be available to us without being held in escrow.
Supplement dated August 6, 2010